Exhibit 10.51


17 July 2003



Dr. Xingwu Wang, Professor
Department of Electrical Engineering
Alfred University

Dear Dr. Wang:

We are very pleased to confirm the following terms of payment by Biophan Technology Inc. (BTI) to Alfred University (AU) related to the next phase of our joint development project:

     1.     Labor Required to Coat and Evaluate Test Samples:         $16,000

            This labor shall consist of one week of coating support per month for eight months at $2,000 per week of support, and shall include access to all coating and coating evaluation apparatus necessary to deposit and evaluate nano-particle coatings on samples to be provided by Biophan, and to develop any unique coating techniques that may be required to coat BTI's samples.

     2.     Labor Required to Support Coating and Coating Evaluation
            Activities:                                               $16,000

            This labor shall consist of all ancillary support necessary to; deposit coatings on BTI samples, evaluate coated samples, analyze data generated by coating evaluations, support development of coating techniques, and maintain coating and coating evaluation apparatus.

The often unpredictable nature of research and development activities such as the activities associated with this project may require occasional modification to project objectives as we learn more about the performance capabilities and limitations of the nano-particle thin-film coatings, and may require more or less frequent coating support from AU as the project goes forward. Therefore, we consider our financial support to be provided for a "level of effort" required to better understand the potential of the nano-particle thin-film coating technology to meet certain product performance goals, which are different from the goals of project phases I and II. We therefore propose the following payment schedule to AU:

     1. Initial payment of $6,400 to begin the project. A check for this amount will be issued by 8 August 2003.

     2. Three subsequent checks for $6,400 each to be issued as work is performed. These checks will be issued following the completion of two one-week coating sessions (i.e. sessions one and two, three and four, and five and six).

     3. A final check for $6,400 will be issued upon the successful completion of the project and receipt by BTI of all project-related documentation.

In return for this investment by BTI, you agree to the following conditions, activities and deliverables:

     1.     Coat test samples provided to AU by BTI.

     2. One full week of coating time per month and whatever ancillary support is required to provide this support (e.g. coordination of activities within AU, maintenance of the coating apparatus, etc.)

     3. Scientific and engineering analysis of coated samples, including analysis of MRI-related performance.

     4. Develop and optimize any unique coating techniques that may be required by BTI's applications of the coating technology.

     5. Periodic technical reports documenting coating design parameters, coating manufacturing processes, test data, technical analysis performed, and other documentation required to adequately characterize coating designs, coating manufacturing processes, and coating performance.

I will be your project contact at BTI. Frequent interactions and timely communications will be essential to Project success. We understand that Alfred University will continue to provide BTI access to the development staff and facilities engaged in the Project, as BTI determines necessary to ensure this success. Ideally, this will be accomplished through periodic project team discussions and meetings at BTI and Alfred University.

Sincerely,







Jeffrey L. Helfer
Vice President of Engineering
Biophan Technologies Inc.




Agreed







Dr. Xingwu Wang
Alfred University